Exhibit (h)(1)(e)

AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the TA Agreement as of April 1, 2023 (the “Effective Date”):

Term	Means
“TA Agreement”	The Transfer Agency and Services Agreement between ALPS and the Trust, on behalf of the Funds, dated September 8, 2015, as amended
“SS&C” or “ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Clarkston Funds” or “Funds”	Clarkston Fund Clarkston Partners Fund Clarkston Founders Fund

Except as amended hereby, all terms of the TA Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		ALPS Series Trust, on behalf of the Funds

By:	/s/ Kenneth Fullerton	By:	/s/ Lucas Foss

Name:	Kenneth Fullerton	Name:	Lucas Foss

Title:	Authorized Representative	Title:	President

Exhibit (h)(1)(e)

Schedule A to this Amendment
Amendments

As of the Effective Date, the TA Agreement is amended as follows:

1.	Section 2(a) is deleted in its entirety and replaced with:

(a) In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees in accordance with the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Funds’ investment adviser and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Funds’ investment adviser originally provided to ALPS. Notwithstanding the foregoing, during each year of the term of this Agreement, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same services would be the base fee rate (as reflected in the Fee Letter) subject to an annual cost of living adjustment as provided in the Fee Letter.

2.	Fee Schedule (Compensation) is deleted in its entirety.

As of the Effective Date, Amendment 2 of the TA Agreement dated February 18, 2021, is amended as follows:

1.	Item 4 of Schedule A is deleted in its entirety.

As of the Effective Date, the ALPS General Services Agreement dated August 23, 2018, is amended as follows:

1.	The Specifications for Payment is deleted in its entirety and replaced with:

“All MFPS II services fees are provided in Fee Letter.”

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the TA Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the TA Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the TA Agreement.